CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated October 05, 2023 relating to the Balance sheets of BLACK UNICORN FACTORY, INC. as of December 31, 2022 and 2021 and the related statements of operations, changes in stockholders’ Equity, and Statement of cash flows for the year then ended, and the related notes to the financial statements.

We also consent to the reference to us under heading “Experts” in this registration.

Erickson Shawn David, CPA License: 123158 NEWBURGH, NY

Email: erickson@zerotograce.org Contact: +1 (949) 354-4109